Exhibit 99.2

Execution Copy

SECURITIES PURCHASE AGREEMENT

DATED AS OF JULY 21, 2011

AMONG

PHOENIX FOOTWEAR GROUP, INC.

GREENWOOD CAPITAL LP

AND

GREENWOOD INVESTORS LP

i

4.	Representations and Warranties of the Investors		18
	4.1	Organization, Standing and Power	18
	4.2	Authorization; Execution and Enforceability	18
	4.3	No Conflict; Consents and Approvals	18
	4.4	Purchase Entirely for Own Account	19
	4.5	Investment Experience	19
	4.6	Disclosure of Information	19
	4.7	Restricted Securities	20
	4.8	Accredited Investor	20
	4.9	Legends	20
	4.10	Availability of Funds	20
	4.11	No Brokers	20

5.	Covenants		20
	5.1	Greenwood Designee to Board of Directors	20
	5.2	Defense of Certain Actions	21
	5.3	Contractual Consents and Governmental Approvals	21
	5.4	Use of Proceeds	21
	5.5	Noncircumvention; Antilayering	21
	5.6	Takeover Statutes	21
	5.7	Further Assurances	21
	5.8	Registrar	22
	5.9	Public Announcements	22
	5.10	Fees and Expenses	22
	5.11	Amendment to Charter	22

6.	Conditions		22
	6.1	Conditions to the Company’s Obligations	22
	6.2	Conditions to the Investors’ Obligations	23

7.	General		24
	7.1	Termination	24
	7.2	Notice	25
	7.3	Complete Agreement; No Third-Party Beneficiaries	26
	7.4	Survival	26
	7.5	Governing Law	26
	7.6	No Assignment	27
	7.7	Counterparts	27
	7.8	Remedies; Waiver	27
	7.9	Severability	27
	7.10	Amendment; Waiver	27
	7.11	Confidentiality	27

ii

Schedule I	Schedule of Investors
Exhibit A	Schedule of Defined Terms
Exhibit B	Form of Secured 1% Convertible Note
Exhibit C	Company Disclosure Schedule
Exhibit D	Form of Investors Agreement
Exhibit E	Form of Voting Agreement
Exhibit F-1	Form of Security Agreement
Exhibit F-2	Form of IP Security Agreement
Exhibit G	Form of Pledge Agreement
Exhibit H	Form of Subordination Agreement
Exhibit I	Form of Legal Opinion
Exhibit J	Form of Amended and Restated Bylaws
Exhibit K	Form of Director Indemnification Agreement

iii

PHOENIX FOOTWEAR GROUP, INC.

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of July 21, 2011, between PHOENIX FOOTWEAR GROUP, INC. a Delaware corporation (the “Company”), and GREENWOOD CAPITAL LP and GREENWOOD INVESTORS LP (each an “Investor” and collectively the “Investors”).

WHEREAS, the Company and each Investor are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Act.

WHEREAS, the Company has authorized the issuance of subordinated secured 1% convertible notes due July 30, 2014 in an aggregate amount of up to $1.0 million, in the form attached hereto as Exhibit B (the “Notes”) which, among other things, will be convertible into shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) (as issued upon conversion of the Notes, the “Underlying Shares”), in accordance with the terms of the Notes.

WHEREAS, each Investor wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, Notes in the principal amount set forth opposite such Investor’s name on the Schedule of Investors (such amount with respect to each Investor, the “Investment Amount”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering an Investors Agreement, substantially in the form attached hereto as Exhibit D (the “Investors Agreement”), pursuant to which the Company has agreed to provide certain registration rights with respect to the Registrable Securities (as defined in the Investors Agreement); a Voting Agreement, substantially in the form attached hereto as Exhibit E (the “Voting Agreement”) setting forth certain agreements with regards to the voting of the Company’s capital stock; a Security Agreement and an Intellectual Property Security Agreement for filing with the United States Patent and Trademark Office, substantially in the forms attached hereto as Exhibit F-1 (the “Security Agreement”) and Exhibit F-2 (the “IP Security Agreement”; the Security Agreement and the IP Security Agreement may be separately and/or collectively referred to herein as the “Security Agreement”), respectively, pursuant to which the Company has agreed to grant a security interest in and lien on all of the Company’s assets for the ratable benefit of the Investors to secure the Company’s obligations under the Notes; a Pledge Agreement, substantially in the form attached hereto as Exhibit G (the “Pledge Agreement”), pursuant to which the Company will pledge the common stock of its wholly owned subsidiary Penobscot Shoe Company, a Maine corporation, as additional collateral to secure the Company’s obligations under the Notes,  and a Subordination Agreement, substantially in the form attached hereto as Exhibit H (the “Subordination Agreement”), pursuant to which the Investors agree to subordinate the cash payment obligations with respect to the Notes to certain senior debt obligations of the Company.

WHEREAS, the Notes and the Underlying Shares are collectively referred to herein as the “Purchased Securities.”

NOW, THEREFORE, the Company and each Investor hereby agree as follows:

1.             Definitions and Interpretation.

1.1           Definitions. The capitalized terms that are defined in Exhibit A are used herein with the meanings set forth therein.

1.2           Interpretation.

(a)           Headings.  The headings to the Articles, Sections and Subsections of this Agreement or any Exhibit to this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(b)           Usage.  In this Agreement, unless the context requires otherwise:  (i) the singular number includes the plural number and vice versa; (ii) reference to any gender includes each other gender; (iii) the Exhibits to this Agreement are hereby incorporated into, and shall be deemed to be a part of, this Agreement; (iv) the terms “hereunder”, “hereof”, “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (v) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”; (vi) a reference to any Article, Section, Subsection or Exhibit shall be deemed to refer to the corresponding Article, Section, Subsection, or Exhibit of this Agreement and (vii) a reference to any Schedule shall be deemed to refer to the corresponding Schedule to the Company Disclosure Schedule, attached hereto as Exhibit C.

2.             Issuance and Sale of Purchased Securities.

2.1           Issuance and Sale of Purchased Securities.

(a)           Notes.  Subject to the satisfaction (or waiver) of the conditions set forth in 6.1 below, the Company agrees to issue and sell to each Investor, and each Investor severally, but not jointly, agrees to purchase from the Company on the Closing Date, a Note representing such Investor’s Investment Amount.

(b)           Closing.  The closing (the “Closing”) of the purchase of the Notes by the Investors shall occur at the offices of Foley Hoag LLP, Seaport West, 155 Seaport Boulevard, Boston, Massachusetts 02210, or by the electronic exchange of signature pages.  The date and time of the Closing (the “Closing Date”) shall be 10:00 a.m., eastern standard time, on the first Business Day on which the conditions to the Closing set forth in 6.1 and 6.2 below have been satisfied or waived (or such other date and time as is mutually agreed to by the Company and each Investor).

(c)           Form of Payment.  On the Closing Date, (A) each Investor shall pay its Investment Amount to the Company for the Note to be issued and sold to such Investor at the Closing, and (B) the Company shall deliver to each Investor a Note (in such Investor’s

Investment Amount) duly executed on behalf of the Company and registered in the name of such Investor or its designee.

2.2           Investor Deliveries at the Closing. At the Closing, each Investor shall deliver, or cause to be delivered by Greenwood Investments, Inc. (“Greenwood”), as collateral agent for the Investors, to the Company:

(a)           an amount in same-day funds equal to such Investor’s Investment Amount by wire transfer to a bank account designated in writing by the Company prior to the Closing;

(b)           a duly executed counterpart of the Investors Agreement attached hereto as Exhibit D;

(c)           a duly executed counterpart of the Voting Agreement attached hereto as Exhibit E;

(d)           a duly executed counterpart of the Security Agreement attached hereto as Exhibit F-1, and a duly executed counterpart of the IP Security Agreement attached hereto as Exhibit F-2;

(e)           a duly executed counterpart of the Pledge Agreement attached hereto as Exhibit G; and

(f)            a duly executed counterpart of the Subordination Agreement attached hereto as Exhibit H.

2.3           Company Deliveries at the Closing. At the Closing, the Company shall deliver to each Investor:

(a)           a Note in the form of Exhibit B attached hereto, in an original principal amount equal to such Investor’s Investment Amount, registered in such Investor’s name;

(b)           a duly executed counterpart of the Investors Agreement attached hereto as Exhibit D;

(c)           a duly executed counterpart of the Voting Agreement attached hereto as Exhibit E, together with counterparts thereto duly executed by all other parties thereto other than the Investors;

(d)           a duly executed counterpart of the Security Agreement attached hereto as Exhibit F-1, and a duly executed counterpart of the IP Security Agreement attached hereto as Exhibit F-2;

(e)           a duly executed counterpart of the Pledge Agreement attached hereto as Exhibit G;

(f)            a duly executed counterpart of the Subordination Agreement attached hereto as Exhibit H;

(g)           a legal opinion, dated the Closing Date, of Woods Oviatt Gilman LLP, substantially to the effect set forth in Exhibit I;

(h)           a duly executed counterpart of the Director Indemnification Agreement between the Company and the initial Greenwood Designee (defined below) in the form attached hereto as Exhibit K;

(i)            a Compliance Certificate executed by an officer of the Company confirming that each of the conditions set forth in Section 6.2 have been fulfilled;

(j)            a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, as to (i) the Certificate of Incorporation of the Company; (ii) the Bylaws of the Company; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and delivery of the Agreement, the Transactions Documents and (iv) the sale of the Purchased Securities;

(k)           a certificate of good standing for the Company issued by the Secretary of State of the State of Delaware as of a date that is not more than one (1) Business Days prior to the Closing Date; and

(l)            a certificate of good standing for the Company issued by the Secretary of State of the State of California as of a date that is not more than one (1) Business Days prior to the Closing Date.

3.             Representations and Warranties of the Company.  The Company hereby represents and warrants to each Investor, except in each case as specifically (i) set forth in a Schedule to the Company Disclosure Schedule, a copy of which is attached hereto as Exhibit C, furnished to the Investors specifically identifying the relevant Section hereof, and (ii) with the exception of the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4 and 3.5, as qualified by disclosures in the Company’s SEC Reports filed with the SEC since December 31, 2010.  These representations and warranties, and the exceptions referenced therein, are current as of the date of this Agreement except to the extent that a representation or warranty specifies that it is made as of an earlier date.  Where certain of the representations and warranties below are specifically qualified by disclosures in the Company’s SEC Reports, such qualification excludes any disclosure therein that constitutes a “risk factor” or a “forward-looking statement” under the heading “Forward-Looking Statements” in any such SEC Report.

3.1           Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  True and correct copies of the certificate of incorporation and by-laws of the Company, as amended through the date hereof, have been provided to the Investors.  The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged (and as described in the SEC Reports) and to own or lease its properties.  The Company and each of its Subsidiaries are duly qualified to conduct business as a foreign corporation and are in good standing under the laws of the State of California and other each jurisdiction in which the nature of the businesses of the Company and its Subsidiaries or the ownership or leasing of their properties requires such qualification, other than where the failure to be so qualified would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  The Company has no Subsidiaries except as set forth on Schedule 3.1 of the Company Disclosure Schedule.

3.2           Capitalization.  As of the date hereof:

(a)           The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 500,000 shares of Preferred Stock.  No shares of Preferred Stock are currently outstanding and no series of Preferred Stock has been designated or reserved for issuance.  Of the shares of Common Stock currently authorized: (i) 8,178,362 shares are currently outstanding, (ii) 100,000 shares are reserved for issuance upon the exercise of Common Stock purchase warrants, (iv) 418,360 shares are reserved for issuance upon the exercise of Employee Stock Options, (v) no shares are reserved for the issuance of Common Stock upon the settlement of RSU Awards that are currently outstanding, (vi) 60,000 additional RSU Awards are committed to  directors of the Company, (vii) 1,928,844 additional shares are, reserved for issuance pursuant to the Employee Stock Incentive Plans in respect of future awards under such plans, and (viii) no other shares are reserved for issuance for any purpose.  The Company is not a party to a Rights Plan, or “poison pill” agreement.

(b)           Except as set forth in Schedule 3.2(b), there are no outstanding Convertible Securities.  Except as disclosed on Schedule 3.2(b), the issuance of the Purchased Securities as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Convertible Securities to increase as a result of any antidilution provisions relating thereto.

(c)           Except as disclosed in Schedule 3.2(c), there are no (i) outstanding options, warrants or other rights exercisable for the purchase of any shares of Capital Stock or Convertible Securities (“Stock Purchase Rights”), (ii) stock appreciation rights, performance stock awards or other employee incentive awards the value of which is determined by reference to the value of the Common Stock or (iii) other agreements or commitments obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any shares of Capital Stock, Convertible Securities, Stock Purchase Rights or any securities of any Subsidiary.  Except as set forth in Schedule 3.2(c), the issuance of the Purchased Securities as contemplated herein will not cause the number of shares of Common Stock issuable pursuant to any outstanding Stock Purchase Rights to increase as a result of any antidilution provisions relating thereto.

(d)           There are no authorized or outstanding bonds, debentures, notes or other obligations of the Company the holders of which have the right to vote with the holders of Common Stock on any matter.  The Company does not have in effect any dividend reinvestment plans or employee stock purchase plans.

(e)           All outstanding shares of Capital Stock (including any outstanding Restricted Stock) have been duly authorized and validly issued and are fully-paid and nonassessable and have been offered and issued without violation of any preemptive rights of any Person or any applicable securities laws.  All outstanding Stock Purchase Rights have been issued without violation of any applicable securities laws, and all shares of Common Stock issued upon exercise thereof will have been, upon such issuance, duly authorized and validly issued without violation of any preemptive rights of any Person and will be fully-paid and nonassessable.

(f)            Except as disclosed on Schedule 3.2(f), there are no voting trusts, proxies or other agreements to which the Company or, to the Knowledge of the Company any of its officers or directors, is a party or by which it is bound with respect to the voting of any shares of Capital Stock affecting the voting of any shares of Capital Stock.

(g)           Except as disclosed on Schedule 3.2(g), there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act.

(h)           Except as disclosed on Schedule 3.2(h), there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries.

3.3           Authorization; Execution and Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and the each of the other Transaction Agreements and to consummate the Transactions.  The execution, delivery and performance of this Agreement and each of the other Transaction Agreements and the consummation of the Transactions, including without limitation, the authorization and issuance of the Purchased Securities and each of the covenants agreed to in the Transaction Documents, has been duly authorized by the Board and no further corporate action on the part of the Company is required in connection therewith, except where stockholder approval is specifically contemplated herein for such action.

(a)           This Agreement has been duly executed and delivered by the Company and constitutes, and, upon execution and delivery thereof as contemplated herein, each of the other Transaction Agreements will have been duly executed and delivered by the Company and will constitute, a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms.

3.4           Validity of Purchased Securities.  Upon issuance to the Investors as contemplated herein, the Notes issuable to the Investors hereunder will have been duly authorized and validly issued without violation of the preemptive rights of any Person and will be free and clear of any Liens (other than restrictions on transfer imposed by this Agreement, the other Transaction Documents and applicable securities laws), taxes or charges.  Upon issuance following conversion of the Notes, the Underlying Shares will be duly authorized and validly issued without violation of the preemptive rights of any Person and will be fully-paid and nonassessable, free and clear of any Liens (other than restrictions on transfer imposed by this Agreement, the other Transaction Documents and applicable securities laws), taxes or charges.

3.5           No Conflicts; Consents and Approvals.

(a)           Except as set forth in Schedule 3.5(a), neither the execution, delivery or performance of this Agreement or any of the other Transaction Agreements by the Company nor the consummation of any of the Transactions will (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or any Organizational Document of any of the Subsidiaries; (b) result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any material Contractual Obligation or any Requirement of Law material to the operation of the Company or any of the Subsidiaries or any of their respective properties and assets; (c) except as contemplated by the terms of the Agreement, result in the imposition of any Lien upon any material properties or assets of the Company or any of the Subsidiaries, which Lien would materially detract from the value or materially interfere with the use of such properties or assets, (d) result in the Company or any Subsidiary being required to redeem, repurchase or otherwise acquire any outstanding equity or debt interests, securities or obligations in the Company or any of the Subsidiaries or any options or other rights exercisable for any of same, or (e) cause the accelerated vesting of any Employee Stock Options, Restricted Stock Awards or RSU Awards.

(b)           Except application(s) to each applicable Trading Market for the listing of the Securities for trading thereon in the time and manner required thereby, and the filing of Form D with the SEC and such filings as are required to be made under applicable state securities laws and filing of any amendments to charter documents with the Delaware Secretary of State (collectively, the “Company Approvals”), neither the Company nor any of the Subsidiaries is required to obtain any consent, authorization or approval of, or make any filing, notification or registration with, any Governmental Authority or any self regulatory organization in order for the Company to execute, deliver and perform this Agreement and each of the other Transaction Agreements and to consummate the Transactions.

(c)           Except as set forth in Schedule 3.5(c), no Contractual Consents are required to be obtained under any Contractual Obligation applicable to the Company or any Subsidiary or, to the Knowledge of the Company, any officer, director or employee thereof in connection with the execution, delivery or performance of this Agreement or the other Transaction Agreements or the consummation of any of the Transactions (“Company Contractual Consents”).

3.6           Financial Statements.

(a)           As of their respective dates, the SEC Reports or any amendments thereof, complied in all material respects with the requirements of the Exchange Act applicable to the SEC Reports, and none of the SEC Reports or to the extent such reports were amended, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           As of their respective dates, except as set forth therein or in the notes thereto, the financial statements contained in the SEC Reports and the related notes (the “Financial Statements”) complied as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.

The Financial Statements: (i) were prepared in accordance with accounting principles generally accepted in the United States (“GAAP”), consistently applied during the periods involved (except (1) as may be otherwise indicated in the notes thereto or (2) in the case of unaudited interim statements, to the extent that they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q), (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments) and (iii) are in all material respects in accordance with the books of account and records of the Company and its consolidated Subsidiaries (except as may be otherwise noted therein).

3.7           Absence of Certain Changes.  Except as set forth in Schedule 3.7, since December 31, 2010, (a) there has not been any Company Material Adverse Effect or any changes, events or developments that would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, and (b) the Company and the Subsidiaries have conducted their respective businesses only in the ordinary course and in conformity with past practice.  Except as disclosed in Schedule 3.7, since December 31, 2010, neither the Company nor any of its Subsidiaries has (i) declared or paid any dividends, (ii) sold or otherwise disposed of any material asset outside of the ordinary course of business or (iii) made or committed to make capital expenditures, individually or in the aggregate, in excess of $50,000.  Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so.  The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing will not, be Insolvent.

3.8           Litigation.  Schedule 3.8 lists all pending litigation to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant).  Except as disclosed on Schedule 3.8 there is no Action or Proceeding to which the Company or any of the Subsidiaries is a party (either as a plaintiff or defendant) pending or, to the Knowledge of the Company, threatened before any Governmental Authority, FINRA or self-regulatory organization (i) that challenges the validity or propriety of any of the Transactions or (ii) if determined adversely to the Company or any Subsidiary would reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.  Neither the Company nor any of the Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors or employees, is the subject of any Action or Proceeding involving a claim of material violation or material liability under federal, state or foreign securities or insurance laws or the rules, by-laws, or constitution of FINRA or any self-regulatory organization, or a claim of material breach of fiduciary duty relating to the Company or any of the Subsidiaries or is permanently or temporarily enjoined by any order, judgment or decree of any Governmental Authority, FINRA or self-regulatory organization from engaging in or continuing to conduct any of the businesses of the Company or any Subsidiary.  There is not pending or, to the Knowledge of the Company, contemplated, any investigation by any Governmental Authority, FINRA or self-regulatory organization involving the Company or any of the Subsidiaries or any officer, director or employee thereof.

3.9           Intellectual Property Rights.  The Company and the Subsidiaries own or possess, or will be able to obtain on reasonable terms, licenses or sufficient rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names and copyrights necessary to enable them to conduct their businesses as currently conducted (“Intellectual Property”).  To the Knowledge of the Company neither the Company nor any of the Subsidiaries has infringed the intellectual property rights of third parties, and no third party, is infringing the Intellectual Property.  There is no material claim or proceeding pending and, to the Knowledge of the Company, there is no threatened that challenges the right of the Company or any of the Subsidiaries with respect to any of the Intellectual Property.

3.10         OTC Maintenance Requirements for Common Stock.  The Common Stock currently trades over-the-counter and is quoted by the Pink Sheets LLC, and the Company has no reason to believe that it will not in the foreseeable future continue to be in compliance with the maintenance requirements for continued trading of the Common Stock over-the-counter and the continued quotation of the Common Stock by the Pink Sheets LLC.  Trading in the Common Stock has not been suspended by the SEC.  The transactions contemplated by this Agreement and the Transaction Documents will not require shareholder approval under any Trading Market rules.

3.11         Tax Matters. The Company and the Subsidiaries have made or filed all federal, state and foreign income and all other Tax Returns required by any jurisdiction to which they are subject (unless and only to the extent that the Company or any of the Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported Taxes) and have paid all Taxes that are material in amount, shown or determined to be due on such Tax Returns, except those being contested in good faith and have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  To the Knowledge of the Company there are no unpaid Taxes in any material amount claimed to be due by any Taxing Authority, and to the Knowledge of the Company there is no basis for any such claim (unless and only to the extent that the Company or any of the Subsidiaries has set aside on its books providing reasonably adequate for the payment of such amount).  Neither the Company nor any Subsidiary has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any Tax.  Except as disclosed in Schedule 3.11, none of the Company’s, or any of the Subsidiaries’, Tax Returns is presently being audited by any Taxing Authority.

3.12         Title to Assets; Collateral.

(a)           The Company and the Subsidiaries have good and marketable title in and to all property owned by them and that is material to their businesses, free and clear of all Liens, except for Permitted Liens and Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by them. Any property and facilities held under lease by the Company and the Subsidiaries are held under valid, subsisting and enforceable leases concerning which the Company and the Subsidiaries are in material compliance.

(b)           As of the Closing Date, (A) the Company will own the Collateral free and clear of all liens except Permitted Liens and except the Lien in favor of the Investors under the Security Agreement, and no financing statements in respect of the Collateral except with respect to Permitted Liens will be on file in favor of any Person other than the Investors; (B) when executed and delivered, the Security Agreement will create a valid lien on, and enforceable security interests in favor of and for the ratable benefit of the Investors, in the Collateral, which security interests will secure the repayment of the Notes and the other Obligations purported to be secured thereby; (C) the representations and warranties of the Company in the Security Agreement will be true and correct (if such representations and warranties are not qualified with respect to materiality, in which case such representations will be true and correct in all respects) in all material respects; (D) upon the filing and recording of financing statements in the appropriate jurisdictions, the Lien securing the Notes will have been duly perfected as to the Collateral as to which perfection may be accomplished through the filing of financing statements pursuant to the Uniform Commercial Code (the “UCC”) or other applicable law in such jurisdictions; and (E) the liens of the Security Agreement shall be prior to any other lien on any of the Collateral, other than liens expressly permitted to be prior pursuant to the Security Agreement.

(c)           Subject only to Permitted Liens, when confirmations of the grant of the security interest in Intellectual Property pursuant to the IP Security Agreement are filed in the United States Patent and Trademark Office (the “USPTO”), the IP Security Agreement shall create a fully perfected lien on, and security interest in, all right, title and interest of the Company thereunder in the Intellectual Property (as defined in the IP Security Agreement), in each case prior and superior in right to any other person (it being understood that subsequent recordings in the USPTO may be necessary to perfect a lien in registered trademarks, trademark applications and patents and patent applications acquired by the Company after the date hereof).

3.13         Insurance.  The Company and the Subsidiaries maintain in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and the Subsidiaries, and the Company reasonably believes such insurance coverage provides reasonable, prudent and customary coverage against all liabilities, claims and risks against which it is customary for comparably situated companies to insure.  To the Knowledge of the Company, neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Company Material Adverse Effect.

3.14         Permits.

(a)           The Company and its Subsidiaries hold all Company Permits that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof.  To the Knowledge of the Company, the respective officers, directors and employees of each of the Company and its Subsidiaries hold all material Company Permits that are required for the conduct of the businesses of the Company and the Subsidiaries as currently being conducted, each as amended through the date hereof, other than such Miscellaneous Permits the absence of which would not reasonably be expected, individually or in the aggregate to have a Company Material Adverse Effect.

(b)           The Regulatory Permits and all Miscellaneous Permits material to the business of the Company are in full force and effect and have not been pledged or otherwise encumbered, assigned, suspended, modified, conditioned, or restricted in any material respect, canceled or revoked, and the Company and each of the Subsidiaries, and, to the Knowledge of the Company, each of their respective officers, directors and employees thereof, have operated, and are operating, in compliance with all terms thereof or any renewals thereof applicable to them, and are in good standing in respect of all such Company Permits.  To the Knowledge of the Company, no event has occurred, nor has any notice been received, with respect to any of the Company Permits which allows or results in, or after notice or lapse of time or both would result in, revocation, suspension, or termination, modification, or the imposition of any condition or restriction, thereof or would result in any other material impairment of the rights of the holder of any such Company Permit.

(c)           Except as disclosed on Schedule 3.14(c) to the Knowledge of the Company, no Governmental Authority, FINRA or self-regulatory organization has initiated any proceeding, investigation, or examination into the business or operations of the Company or any Subsidiary, or any officer, director or employee thereof, or has instituted any proceeding seeking to revoke, cancel or limit any Company Permit, and neither the Company or any Subsidiary, nor any officer, director or employee thereof has received any notice of any unresolved material violation or exception by any Governmental Authority, FINRA or self-regulatory organization with respect to any report or statement relating to any examination of the Company or any Subsidiary.  Without limiting the generality of the foregoing, neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any of their respective officers, directors, or employees or persons performing similar duties has been enjoined, indicted, convicted or made the subject of a disciplinary proceeding, censure, consent decree, cease and desist or administrative order on account of any violation of the Exchange Act, the Commodity Exchange Act, the Investment Company Act of 1940, the Investment Advisers Act of 1940, state securities law or applicable foreign law or regulation.

(d)           Except as disclosed on Schedule 3.14(d) neither the Company or any Subsidiary, nor, to the Knowledge of the Company, any officer, director or employee thereof is a party or subject to any agreement, consent, decree or order or other understanding or arrangement with, or any directive of any Government Authority, FINRA or self-regulatory organization which imposes any material restrictions on or otherwise adversely affects in any material way the conduct of any of the business of the Company and its Subsidiaries.

3.15         Indebtedness and Other Contracts.  Except as set forth on Schedule 3.15 neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (other than Indebtedness incurred in the ordinary course of business since December 31, 2010 which does not exceed $50,000 individually or $100,000 in the aggregate), or (ii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness.

3.16         Solvency.  Based on the financial condition of the Company as of the Closing (and assuming that the Closing shall have occurred and giving effect to the receipt by the

Company of the proceeds from the sale of the Purchased Securities hereunder), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and including the anticipated proceeds of the sale of the Purchased Securities; and (iii) the current cash flow of the Company, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company has no current intention to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.17         Labor Matters.  There are no collective bargaining agreements to which the Company or any of the Subsidiaries is a party.  The Company and each Subsidiary are in compliance in all material respects with all Requirements of Law respecting employment and employment practices, terms and conditions of employment and wages and hours.  No Key Employee has notified the Company or any Subsidiary that such employee intends to leave the Company or any such Subsidiary or otherwise terminate such Key Employee’s employment with the Company or any such Subsidiary and to the Knowledge of the Company no Key Employee intends to leave the Company or any such Subsidiary or otherwise terminate such Key Employee’s employment with the Company or any such Subsidiary.

3.18         Material Contracts.  Except for (i) this Agreement and the Transaction Agreements, (ii) those agreements set forth in Schedule 3.18, (iii) those agreements disclosed in the SEC Reports (collectively, the “Material Contracts”) or (iv) which individually or in the aggregate are not material to the Company’s or any of its Subsidiaries’ businesses, as of the date of this Agreement, neither the Company nor any of its Subsidiaries are a party to or bound by:

(a)           any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement (other than any such arrangement entered into for bona fide hedging purposes) or any leasing transaction of the type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financing Accounting Standards Board;

(b)           any contract for capital expenditures in excess of $50,000 in the aggregate;

(c)           any contract limiting the freedom of the Company to engage in any line of business, to acquire any material product or asset from any other Person outside the ordinary course of business, to sell any material product or asset outside the ordinary course of business to, perform any material service outside the ordinary course of business, or to compete with any other Person;

(d)           any contract pursuant to which the Company is a lessor of real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal tangible property involving in the case of any such personal property contract more than $50,000 over the life of the contract;

(e)           any material contract with any Person with whom the Company does not deal at arm’s length;

(f)            any contract which provides for the indemnification of any officer, director, employee or agent;

(g)           any guarantee of indebtedness of any other Person;

(h)           any contract with or commitment to any labor union;

(i)            any contract or commitment for or relating to the employment of any officer, employee or consultant of the Company or any other type of contract or understanding with any officer, employee or consultant of the Company that is not immediately terminable (or terminable within thirty (30) days or less in the case of consultants) by the Company without cost or other liability; and

(j)            any joint venture or partnership contract or other agreement which has involved, or is reasonably expected to involve, a sharing of profits, expenses or losses with any other party.

3.19         Compliance.  Except as described in Schedule 3.19, the Company and the Subsidiaries are not: (i) in violation of any of their respective Organizational Documents, (ii) in default under or in violation of (and, to the Knowledge of the Company, no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or the Subsidiaries under), nor has the Company or the Subsidiaries received notice of a claim that it is in default under or that it is in violation of, any Company Contract to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (iii) in violation of any order of any court, arbitrator or Governmental Authority, or (iv) in violation of any applicable Requirement of Law.  The Company and each of its Subsidiaries and the conduct and operation of their respective businesses is and has been in compliance with each Requirement of Law in all material respects, that (a) affects or relates to this Agreement or any of the other Transaction Agreements or any of the Transactions or (b) is applicable to the Company or its Subsidiaries or their respective businesses.

3.20         Transactions with Affiliates.  Except as disclosed in Schedule 3.20, or in the SEC Reports, (a) no transactions, or series of related transactions, are currently proposed to which the Company or any of the Subsidiaries would be a party that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, and (b)  none of the officers or directors of the Company and, to the Knowledge of the Company, none of the employees of the Company, is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner other than (i) for payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) for other employee benefits, including stock option agreements and restricted under any Company plan.

3.21         Investment Company.  The Company is not, and after giving effect to the Transactions will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

3.22         Corrupt Practices.  Neither the Company nor any Subsidiary, nor to the Knowledge of the Company any director, officer, employee, agent or other Person acting on behalf of the Company or any Subsidiary has, in the course of his or its actions for, or on behalf of the Company or any of the Subsidiaries (i) used any corporate funds for any unlawful contribution gift, entertainment or other unlawful expense relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employees from corporate funds; (iii) violated or is in violation of in any material respect any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.23         Application of Takeover Protections.  No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute, including without limitation Section 203 of the Delaware General Corporation Law (each, a “Takeover Statute”) is applicable to the Transactions, except for such statutes or regulations as to which all necessary action has been taken by the Company and the Board to permit the consummation of the sale of the Purchased Securities and the other Transactions.

3.24         Securities Law Compliance.  Assuming the accuracy of the Investors’ representations and warranties contained in Article IV, the offer, sale and issuance of the Purchased Securities hereunder is in compliance with Section 4(2) of the Securities Act and is exempt from the registration and prospectus delivery requirements of the Securities Act and all applicable state securities laws.  Neither the Company nor any agent of the Company has offered the Purchased Securities by any form of general solicitation or general advertising, including any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.  Except as stated in this Agreement, the Company has not taken, nor will it take, directly or indirectly, any action designed to or that might reasonably be expected to cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Purchased Securities.  The Company agrees not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Purchased Securities in a manner that would require the registration under the Securities Act of the offer or sale to the Investors of the Purchased Securities.

3.25         No Brokers. No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Company, and the Company shall indemnify and hold the Investors harmless against any claim for any such fee or commission based on any such arrangements.

3.26         Compliance with ERISA.

(a)           Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any required contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

(b)           The benefit plans not covered under clause (i) above (including profit sharing, deferred compensation, stock option, employee stock purchase, bonus, retirement, health or insurance plans, collectively the “Company Benefit Plans”) relating to the employees of the Company are duly registered where required by, and are in good standing in all material respects under, all applicable laws.  All required employer and employee contributions and premiums under the Company Benefit Plans to the date hereof have been made, the respective fund or funds established under the Company Benefit Plans are funded in accordance with applicable laws, and no past service funding liabilities exist thereunder.

(c)           No Company Benefit Plans have any unfunded liabilities, either on a “going concern” or “winding up” basis and determined in accordance with all applicable laws and actuarial practices and using actuarial assumptions and methods that are reasonable in the circumstances.  No event has occurred and no condition exists with respect to any Company Benefit Plans that has resulted or could reasonably be expected to result in any pension plan having its registration revoked or wound up (in whole or in part) or refused for the purposes of any applicable laws or being placed under the administration of any relevant pension benefits regulatory authority or being required to pay any taxes or penalties (in any material amounts) under any applicable laws.

3.27         Accounts Receivable; Customers; Vendors.  The accounts receivable and all other receivables shown on the Financial Statements, and all receivables acquired or generated by the Company or any of its Subsidiaries, are bona fide receivables and represent amounts due with respect to actual arm’s length transactions entered into in the ordinary course of business and are collectible at their recorded amounts (subject to discounts or allowances allowed by the Company in the ordinary course of business) and are legal, valid and binding obligations of the account obligors.  Such reserves have been reflected on the books of the Company in accordance with GAAP and are adequate.  With the exception of Permitted Liens, no account has been assigned or pledged to any other Person and no defense or right of setoff in respect of any such account has been asserted by the account obligor.

3.28         Inventory.  The inventories on the Financial Statements are stated at the lower of cost (first-in, first-out method) or market in accordance with GAAP applied on a consistent basis.  Subject to reserves for obsolescence as reflected therein, the Inventory is usable or saleable in the ordinary course and is owned by the Company and its Subsidiaries free and clear of any Liens.  The Inventory has been reflected on the books of the Company and its Subsidiaries and the Financial Statements in accordance with GAAP and is adequate for the business of the Company and any of its Subsidiaries.

3.29         Real Property.

(a)           Set forth on Schedule 3.29 is a complete and accurate list of all of the real property owned by the Company, its Subsidiaries or any of its Affiliates and related to their business (the “Owned Real Property”) and a complete and accurate list of all of the real property interests leased or subleased by any of the Company, its Subsidiaries or any of its Affiliates and related to their business (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).

(b)           The Real Property, together with any easements appurtenant thereto, includes all of the real property used or held for use in connection with or otherwise required to carry on the business in the manner it has been conducted prior to the date of this Agreement and as proposed to be conducted following the Closing.

(c)           Set forth on Schedule 3.29 is a complete and accurate list of all leases or subleases relating to the Leased Real Property and any documents or instruments affecting the rights or obligations of any of the parties thereto (the “Leases”).  Each of the Leases (including any option to purchase contained therein) is legal, valid, binding and enforceable and in full force and effect and is enforceable against the landlord which is party thereto in accordance with its terms, and there exists no material breach, default or event of default (or any event that with notice or lapse of time or both would become a material breach, default or event of default) on the part of any of the Company, its Subsidiaries or any of its Affiliates under any Leases.  None of the Company, its Subsidiaries or any of its Affiliates has assigned or sublet its interest under any Lease.

(d)           Each facility included in the Real Property (including, all buildings, structures, and improvements) (i) is in good operating condition and repair and is structurally sound and free of material defects, with no material alterations or repairs required thereto under applicable law or insurance company requirements, and (ii) suitable in all respects for its current use, operation and occupancy.

(e)           The ownership, occupancy, use and operation of the Real Property has complied and complies with all Laws in all material respects, and does not violate in any material respect any instrument of record or agreement affecting such property.

(f)            There are no pending or, to the Knowledge of the Company, threatened appropriation, condemnation, eminent domain or like proceedings relating to the Real Property.

(g)           None of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been repaired and restored in all material respects.

3.30         Environmental Matters.  To the Knowledge of the Company:

(a)           The Company and its Subsidiaries and their respective properties and assets have at all times been in material compliance with all applicable environmental laws and there are no circumstances which could reasonably be expected to prevent or interfere with compliance in the future. No person including any governmental authority, citizen group, employee or otherwise, has alleged that the Company or any of its Subsidiaries or any of their respective properties or assets are in violation of or subject to liability under any environmental laws.

(b)           No notice or claim by any Person alleging potential responsibility, obligations or liability (including potential liability for investigatory costs, cleanup costs, governmental costs, or harm, injuries or damages to any Person, property, natural resources, any fines or penalties) arising out of, based upon, resulting from, or relating to (i) the emission, discharge, disposal, release or threatened release of any hazardous substance or (ii) any alleged requirements or alleged violation relating to, any applicable environmental law has been given or is threatened (A) against any of the Company, its Subsidiaries or any of its Affiliates or (B) against any Person whose liability for such environmental notice or claim may have been retained or assumed by or could reasonably be imputed or attributed by law or otherwise to the Company or any of its Subsidiaries or Affiliates.

(c)           Except as set forth on Schedule 3.30, there are no past or present actions, activities, circumstances, conditions, events or incidents arising out of, based upon, resulting from or relating to the operation, ownership or use of any property currently or formerly owned, operated or used by the Company or any of its Subsidiaries (or any current or former Affiliate) or related to their business, including the presence of or the contamination of any property or structure by any hazardous substance from any source or the release, emission, discharge or disposal of any hazardous substance into the environment, that (i) could reasonably be expected to result in the incurrence of costs under environmental laws or (ii) could reasonably be expected to form the basis of any environmental notice or claim against or with respect to any of the Company, its Subsidiaries or any of its Affiliates or against any Person or entity whose liability for any such notice or claim may have been retained or assumed by or could be imputed or attributed by law or otherwise to any of the Company, its Subsidiaries or any of its Affiliates.

(d)           There are and have been no underground storage tanks, asbestos or polychlorinated biphenyls (PCBs) located on any property currently or formerly owned, leased or used by the Company or any of its Subsidiaries or related to their business.

(e)           There are no locations currently or formerly owned, leased or used by the Company or any of its Subsidiaries  or related to the business at which any hazardous substance may have been placed or disposed of or any other site where any hazardous substance generated, transported or disposed of by the Company or any of its Subsidiaries (or any current or former Affiliate) or related to the business (or by any previous owner or operator) may have been released into the environment or could be expected to require remedial or response action.

(f)            Neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any governmental entity or any indemnity or other agreement with any third party relating to obligations or liability under any environmental law.

3.31         Security Interests.  The Company confirms that the Security Agreement creates in favor of each of the Investors a valid security interest in the Collateral (as defined in the Security Agreement), securing the payment and satisfaction of the obligations (as defined in the Security Agreement), and, upon making all applicable filings, a perfected security interest in the Collateral, subject only to the security interest held by Gibraltar Business Credit, as agent for certain lenders under a Loan and Security Agreement dated November 3, 2010 among it, the lenders and the Company and its Subsidiaries.

3.32         Quasi-Corporation Requirements.  The Company does not meet the requirements set forth in Section 2115(a) of the California Corporations Code (the “California Code”) and is not subject to the provisions of the California Code identified in Section 2115(b) thereof.

3.33         Accuracy and Completeness of Disclosure.  Neither this Agreement nor any other document, certificate or instrument delivered to the Investors by or on behalf of the Company or any of its Subsidiaries in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement and in such other documents, certificates or instruments not misleading in light of the circumstances under which such statements were made.

4.             Representations and Warranties of the Investors.  Each Investor hereby individually and not jointly represents and warrants to the Company as follows:

4.1           Organization, Standing and Power.  The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.  The Investor has the necessary power and authority to execute, deliver and perform this Agreement and each of the other Transaction Agreements to which it is a party.

4.2           Authorization; Execution and Enforceability.  The execution, delivery and performance by the Investors of this Agreement and each of the other Transaction Agreements to which it is a party have been duly and validly authorized by all necessary Business Entity action on its part.  This Agreement has been duly executed and delivered by the Investor and each other Transaction Agreement to which it is a party, when executed and delivered as contemplated herein, will have been duly executed and delivered by it, and this Agreement constitutes, and each such other Transaction Agreement upon execution and delivery thereof by the Investor will constitute, the legal, valid and binding obligations of the Investor, enforceable against it in accordance with their respective terms.

4.3           No Conflict; Consents and Approvals.

(a)           Neither the execution, delivery or performance by the Investor of this Agreement or any other Transaction Agreement to which the Investor is a party nor the consummation of any of the Transactions will (i) conflict with or violate any provision of any Organizational Document of the Investor or (ii) conflict with or violate, or require any notice, consent or waiver under, any Requirement of Law applicable to the Investor or any of its properties or assets other than a conflict, violation, notice, consent or waiver that is not material.

(b)           The Investor is not required to obtain any consent, authorization or approval of, or make any filing or registration with, any Governmental Authority or any self regulatory organization in order for the Investor to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions (“Investor Approvals”) other than applicable filings with the SEC.

4.4           Purchase Entirely for Own Account.  The Purchased Securities to be acquired by the Investor hereunder will be acquired for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the Securities Act.  The Investors does not have any agreement or understanding, whether or not legally binding, direct or indirect, with any other Person to sell or otherwise distribute the Purchased Securities to be issued to it hereunder.

4.5           Investment Experience.  The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Purchased Securities to be purchased by it and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.  The Investor understands that the purchase of the Purchased Securities involves substantial risk.

4.6           Disclosure of Information.  The Investors has, in connection with its decision to purchase the Purchased Securities to be issued to it, has had access to the SEC Reports and the representations and warranties of the Company contained herein.  The Investor is not purchasing the Purchased Securities as a result of any advertisement, article, notice or other communication regarding the Purchased Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.  The Investor and its advisors, if any, have been given the opportunity to obtain information and to examine this Agreement and certain other information regarding the Company and to ask questions of, and to receive answers from the Company or Persons acting on the Company’s behalf concerning the Purchased Securities, the Company, and terms and conditions of this investment, and to obtain any additional information to verify the accuracy of any information previously furnished. Each Investor understands that such discussions, as well as any written information provided by the Company, were intended to describe the aspects of the Company’s business and prospects which the Company believes to be material, but were not necessarily a thorough or exhaustive description, and except as expressly set forth in this Agreement, the Company makes no representation or warranty with respect to the completeness of such information and makes no representation or warranty of any kind with respect to any information provided by any entity other than the Company.  Some of such information may include projections as to the future performance of the Company, which projections may not be realized, may be based on assumptions which may not be correct and may be subject to numerous factors beyond the Company’s control.  The right of the Investor to rely fully upon the representations and warranties of the Company contained in this Agreement shall not limited by this Section 4.6 or any right of the Investor to investigate the affairs of the Company or any knowledge of facts determined or determinable by the Investor pursuant to such investigation or right of investigation.

4.7           Restricted Securities.  The Investor understands that the Purchased Securities will be characterized as “restricted securities” under the United States federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Purchased Securities or the fairness or suitability of the investment in the Purchased Securities.

4.8           Accredited Investor.  The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the Securities Act.  The Investor’s principal place of business is located in the jurisdiction set forth on Exhibit B

4.9           Legends.  To the extent applicable, each certificate or other document evidencing any of the Purchased Securities shall be endorsed with the legends required by the Investors Agreement, and the Investor covenants that, except to the extent such restrictions are waived by the Company, the Investor shall not transfer the shares represented by any such certificate without complying with  restrictions on transfers in the Investors Agreement.

4.10         Availability of Funds.  The Investor has sufficient funds on hand or currently drawable under applicable credit facilities or financing commitments to pay the Investment Amount.

4.11         No Brokers.  No broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the execution and delivery of this Agreement or any of the other Transaction Agreements or the consummation of any of the Transactions based upon arrangements made by or on behalf of the Investors, and the Investor shall indemnify and hold the Company harmless against any claim for any such fee or commission based on any such arrangements.

4.12         No Other Representations or Information.  In evaluating the suitability of an investment in the Notes, the Investor has not relied upon any representation or information (oral or written) other than as stated in this Agreement.  No oral or written representations have been made, or oral or written information furnished, to the Investor or its representatives, if any, in connection with the offering of the Notes.

5.             Covenants.  The Company and its Subsidiaries and the Investors, as the case may be, agree to the following covenants, unless waived by the Company or the Investors, as applicable, in writing in accordance with Section 7.10.

5.1           Greenwood Designee to Board of Directors.  At the Investor’s request, the  Board previously elected Stephanie Pianka to the Board as a designee of Greenwood. Consistent with, and so long as required by the terms of the Voting Agreement the Company will continued

to cause one person designated by Greenwood (such designee referred to herein as the “Greenwood Designee”) to be appointed to the Board.

5.2           Defense of Certain Actions.  The Company and the Investors shall each refrain from taking any action which would render any representation or warranty contained in Section 3 or 4 inaccurate in any material respect as of the Closing Date.  Each party shall promptly notify the other of (i) any event or matter that would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect as of the Closing Date or (ii) any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any of the Transactions.

5.3           Contractual Consents and Governmental Approvals.  The Company shall act diligently and reasonably in attempting to obtain before the Closing Date, and the Investors shall reasonably cooperate with the Company in such efforts, any Company Contractual Consents in form and substance reasonably satisfactory to the Investors, provided that neither the Company nor the Investors shall have any obligation to offer or pay any consideration, fees or agreed to changes in terms of Indebtedness in order to obtain any such Company Contractual Consents; and provided, further, that the Company shall not make any agreement or understanding affecting the Company or any of the Subsidiaries, or any of their respective businesses, as a condition for obtaining any such Company Contractual Consents except with the prior written consent of the Investors.

5.4           Use of Proceeds.  The net proceeds received by the Company from the issuance of the Purchased Securities shall be used for working capital and general corporate purposes.

5.5           Noncircumvention; Antilayering.  The Company shall not, and shall not permit its Subsidiaries, by amendment of its Organizational Documents or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, the Transaction Agreements, the Purchased Securities and will at all times in good faith carry out all of the provisions of this Agreement and the Transaction Agreements, and take all reasonable actions as may be required to protect the rights of the Investors as a holder of the Purchased Securities.

5.6           Takeover Statutes.  If any Takeover Statute shall become applicable to the Transactions and the Transaction Agreements,  the Company and the members of the Board shall grant such approvals and take such actions as are necessary so that the Transactions and the other transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby, subject in each such case, to the extent consistent with the fiduciary duties of the Board under applicable law after consultation with outside counsel.

5.7           Further Assurances.  The Company and its Subsidiaries shall execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and the Transaction Agreements and to consummate the Transactions.

5.8           Registrar.  The Company shall register the Notes upon records maintained by the Company for that purpose (the “Note Register “) in the name of each record Investor thereof from time to time. The Company may deem and treat the registered Investor of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest hereon, and for all other purposes, absent actual notice to the contrary from such record Investor.

5.9           Public Announcements.  The Investors and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the execution and delivery of this Agreement or the other Transaction Agreements or any of the Transactions, and shall not issue any such press release or make any such public statement prior to reaching mutual agreement on the language of such press release or such public statement, except as may otherwise be required by applicable Requirement of Law or stock exchange rule, or rule of any Trading Market where the Company’s Securities are quoted in order to maintain current reporting status.

5.10         Fees and Expenses.

(a)           Except as otherwise specified in this Section 5.10 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement, the Transaction Agreements and the Transactions shall be paid by the party incurring such cost or expense.

(b)           At the Closing, the Company shall promptly reimburse the Investors upon presentation of appropriate invoices and documentation therefor for all Reimbursable Expenses incurred, by or on behalf of the Investors or any of Affiliates.  Any such Reimbursable Expenses incurred on or prior to the Closing Date may be deducted by the Investors from the Investment Amount due at Closing to satisfy the Company’s reimbursement obligation hereunder.  For purposes of this Agreement, “Reimbursable Expenses” shall mean all reasonable out-of-pocket fees and expenses incurred by or on behalf of the Investors (or respective Affiliates) at any time prior to any termination of this Agreement (whether before or after the date hereof or before or after the Closing Date) in connection with their due diligence investigation of the Company, the preparation of this Agreement and the other Transaction Agreements and consummation of the Transactions and related preparations therefor, including all reasonable fees and expenses of counsel, accountants, experts and consultants to the Investors and its respective Affiliates up to a maximum amount of $75,000.

5.11         Amendment to Charter.  Within one-hundred eighty (180) days after the Closing Date, the Company shall take such actions as are necessary (including calling a stockholder meeting) to amend the Company’s Certificate of Incorporation to provide the Company’s stockholders with the ability to act by written consent in lieu of a meeting to fullest extent permissible under Section 228 of the Delaware General Corporation Law.

6.             Conditions.

6.1           Conditions to the Company’s Obligations.  The obligation of the Company to consummate the Transactions shall be subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:

(a)           No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or the Investors shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

(b)           Performance of Obligations.  The Investors shall have performed in all material respects each of their respective covenants and agreements contained in this Agreement required to be performed at or prior to the Closing.

(c)           Representations and Warranties.  Each of the representations and warranties of the Investors contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Investors that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

(d)           Contractual Consents.  Each Company Contractual Consent, if any, shall have been obtained and shall be in full force and effect

6.2           Conditions to the Investors’ Obligations.  The obligation of each Investor to consummate the Transactions shall be subject to the fulfillment (or waiver by such Investor) at or prior to the Closing of each of the following conditions:

(a)           No Order.  No court or other Governmental Authority having jurisdiction over the Company or any of the Subsidiaries or the Investors shall have instituted, enacted, issued, promulgated, enforced or entered any Requirement of Law (whether temporary, preliminary or permanent) that is then in effect and that (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or results or would result in a Company Material Adverse Effect or (ii) seeks to restrain, prohibit or invalidate the consummation of any of the Transactions or to invalidate any provision of this Agreement or any of the other Transaction Agreements.

(b)           Approvals.  Each Company Approval, if any, shall have been obtained or made and shall be in full force and effect to the extent that the failure to obtain or make such Company Approval or Investor Approval (i) has the effect of making illegal or otherwise prohibiting or invalidating consummation of any of the Transactions or any provision of this Agreement or any of the other Transaction Agreements or (ii) would reasonably be expected, individually or together with other Company Approvals or Investor Approvals that have not been obtained or made, to have a Company Material Adverse Effect.

(c)           Contractual Consents.  Each Company Contractual Consent, if any, shall have been obtained and shall be in full force and effect.

(d)           Performance of Obligations.  The Company shall have performed in all material respects each of its covenants and agreements contained in this Agreement and required to be performed at or prior to the Closing.

(e)           Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement that is qualified as to materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date) and each of the representations and warranties of the Company that is not so qualified shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct in all material respects as of such certain date).

(f)            Material Adverse Effect.  Since the date of this Agreement, with respect to the Company and its Subsidiaries, there shall not have been a Company Material Adverse Effect.

(g)           Greenwood Designee.  Conditioned and effective as of the Closing, the initial Greenwood Designee to the Board will continue to be a member to the Board and the Company and such Greenwood Designee shall have entered into an Indemnification Agreement in the form of Exhibit K.

(h)           Amended and Restated Bylaws.  The Company shall have adopted Amended and Restated Bylaws in the form of Exhibit J.

(i)            Employment Agreement.  The Company shall have amended its present Amended and Restated Employment Agreement with James Riedman, the Company’s Chief Executive Officer to provide that such agreement shall terminate no later than December 31, 2012.

7.             General.

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Investors and the Company;

(b)           by any of the Investors if there has been (i) a material breach of any of the representations or warranties of the Company set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.2(e) or (ii) a material breach of any of the covenants or agreements of the Company set forth in this Agreement or the Transaction Documents, which breach has not been cured within ten (10) Business Days following receipt by the Company of notice of such breach from the Investors; provided that the Investor is not then in material breach of any representation or warranty under this Agreement.

(c)           by the Company if there has been (i) a material breach of any of the representations or warranties by the Investors set forth in this Agreement that would give rise to the failure of the condition set forth in Section 6.1(d) or (ii) a material breach of any of the covenants or agreements of the Investors set forth in this Agreement or the Transaction Documents, which breach has not been cured within ten (10) Business Days following receipt by the Investors of notice of such breach from the Company; provided that the Company is not then in material breach of any representation or warranty under this Agreement.

(d)           by any of the Investors or the Company if any permanent order, decree, ruling or other action of a court or other competent authority restraining, enjoining or otherwise preventing the consummation of any of the Transactions shall have become final and non-appealable; or

(e)           by any of the Investors or the Company if the Closing shall not have occurred on or before July 31, 2011, unless the failure for the Closing to occur is the result of a material breach of this Agreement by the party seeking to terminate this Agreement.

In the event of termination of this Agreement by any of the Investors or the Company, as provided in this Section 7.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Investors or the Company, or their respective officers, directors, managers, members or partners, except for Sections 5.9, 5.10 and 7.1 and except that no such termination shall relieve any party of liability for any breach of any other provision of this Agreement occurring prior to such termination.

7.2           Notice.  Whenever any notice is required to be given hereunder, such notice shall be deemed given only when such notice is in writing and is delivered by messenger or courier or, if sent by fax, when received.  All notices, requests and other communications hereunder shall be delivered by courier or messenger or shall be sent by facsimile to the following addresses:

(i)            If to the Investors, at the following address:

Greenwood Investments, Inc.

222 Berkley Street, 17th Floor

Boston, Massachusetts 02116
Attention: Steven Tannenbaum

Fax: (617) 236-4244

E-mail:  tannenbaum@greenwoodcap.com

with a copy by fax or messenger or courier to:

Foley Hoag LLP

Seaport West

155 Seaport Boulevard

Boston, Massachusetts 02210

Attention: John D. Hancock, Esq.

Fax: (617) 832-7000

E-mail: jhancock@foleyhoag.com

(ii)           If to the Company, at the following address:

Phoenix Footwear Group, Inc.

5937 Darwin Court, Suite 109

Carlsbad, California 92008

Attention:  James R. Riedman

Facsimile: (760) 602-9684

E-mail: james.riedman@phxg.com

with a copy by fax or messenger or courier to:

Woods Oviatt Gilman LLP

Two State Street

Suite 700

Rochester, New York 14534

Attention: Gordon E. Forth, Esq.

Fax: (585) 987-2801

E-mail: gforth@woodsoviatt.com

or, in the case of any of the foregoing, to such other respective addresses as may be designated by notice given in accordance with this Section 7.2.

7.3           Complete Agreement; No Third-Party Beneficiaries.  This Agreement and the other Transaction Agreements constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith.

7.4           Survival.  The respective representations, warranties, covenants and agreements of the Company and the Investors set forth in this Agreement or any other Transaction Agreement or in any exhibit, schedule, certificate or instrument attached or delivered pursuant hereto or thereto (except covenants and agreements which are expressly required to be performed and are performed in full on or prior to the Closing Date) shall survive the Closing and the consummation of the Transactions, provided that the Company’s representations and warranties shall survive until the Notes have been fully converted but in no event less than eighteen (18) months from the Closing Date.

7.5           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of The State of Delaware.  Each party agrees that all proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, employees or agents) may be commenced in the state and federal courts sitting in Wilmington, Delaware (the “Delaware Courts”).  Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any proceeding, any claim that it is not personally subject to the jurisdiction of any Delaware Court, or that such proceeding has been commenced in an improper or inconvenient forum.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.  Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any proceeding arising out of or relating to this Agreement or the transactions contemplated hereby

7.6           No Assignment.  Neither this Agreement nor any rights or obligations under it are assignable by any party without the prior written consent of the other parties.

7.7           Counterparts.  This Agreement may be executed in one or more counterparts and by different parties in separate counterparts.  All such counterparts shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other parties.

7.8           Remedies; Waiver.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.  No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.  Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Agreement.  The Company and the Investors shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants by the other party.

7.9           Severability.  Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provisions in any other jurisdiction.  The Company and the Investors shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provision with a valid, legal and enforceable provision, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

7.10         Amendment; Waiver.  This Agreement may be amended only by agreement in writing of each of the parties.  No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

7.11         Confidentiality.  The Investors agree to comply with the terms of the Investors’ Confidentiality Agreement.[the next page is the signature page]

IN WITNESS WHEREOF, the Company and the Investors have caused this Agreement to be executed by their respective offers thereunto duly authorized all as of the date first written above.

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James R. Riedman
James R. Riedman, CEO

GREENWOOD CAPITAL LIMITED PARTNERSHIP

By: Greenwood Investments, Inc.,
General Partner

By:	/s/ Steven Tannenbaum
Steven Tannenbaum, President

GREENWOOD INVESTORS LIMITED PARTNERSHIP

By: Greenwood Investments, Inc.,
General Partner

By:	/s/ Steven Tannenbaum
Steven Tannenbaum, President

Exhibit A

Schedule of Defined Terms
to
Securities Purchase Agreement

“Action or Proceeding” means any suit, action, proceeding (including any compliance, enforcement or disciplinary proceeding), arbitration, formal or informal inquiry, inspection, investigation or formal order of investigation of complaint.

“Affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

“Anti-Terrorism Laws” means any law of the United States or any state thereof or political subdivision of the foregoing relating to terrorism or money laundering, including the Executive Order and the Patriot Act.

“Board” means the board of directors of the Company.

“Business Day” means any day except Saturday, Sunday and any day that is a federal legal holiday or a day on which banking institutions in The Commonwealth of Massachusetts are authorized or required by law or other governmental action to close.

“Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

“Capital Stock” means (A) in the case of a corporation, stock, (B) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of stock, (C) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and (D) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Contract” means any indenture, mortgage, deed of trust, lease, contract, agreement, instrument or other undertaking or legally binding arrangement (whether written or oral) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their respective properties or assets is bound.

“Company Material Adverse Effect” means a material adverse effect on (i) the ability of the Company to consummate any of the Transactions or to perform any of its obligations under this Agreement or any of the other Transaction Agreements or (ii) the businesses, assets (including licenses, franchises and other intangible assets), liabilities, financial condition or operating income of the Company and its Subsidiaries, taken as a whole, provided, however that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, a Company Material Adverse Effect:  (a) a change in the market price or trading volume of Common Stock (but not any effect, event, development or change underlying such change to the extent that such effect, event, development or change would otherwise constitute a Company Material Adverse Effect); (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, except to the extent disproportionately affecting the Company; (c) changes in general legal, tax, regulatory, political or business conditions; (d) changes that are the result of factors generally affecting the industry in which the Company and the Subsidiaries operate, except to the extent disproportionately affecting the Company; (e) changes in applicable law or GAAP; (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement; or (g) earthquakes, hurricanes, floods, or other natural disasters.

“Company Permits” means all Regulatory Permits and all Miscellaneous Permits.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto, other than obligations resulting from the endorsement of negotiable instruments for collection in the ordinary course of business.

“Contractual Consent” applicable to a specified Person in respect of a specified matter means any consent required to be obtained by such Person from any other Person party to any Contractual Obligation to which such first Person is a party or by which it is bound in order for such matter to occur or exist without resulting in the occurrence of a default or event of default or termination, the creation of any lien, the triggering of any decrease in the rights of such first Person, any increase in the obligations of such first Person or any other consequence adverse to the interests of such first Person, under any provision of such Contractual Obligation.

“Contractual Obligation” means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, insurance policy, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

“Convertible Securities” means securities or obligations that are convertible into or exchangeable for shares of Capital Stock.

“Employee Stock Incentive Plans” means the Company’s: (i) 2001 Long-Term Incentive Plan, as amended, and (ii) any amendments, replacements or new plans, in each case, approved by the Board or any duly authorized committee thereof, including, without limitation, any employee stock purchase plans;

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“Employee Stock Options” means any stock options granted pursuant to any Employee Stock Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Company and each of its Subsidiaries, as applicable, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, or any of their respective Subsidiaries, are treated as a single employer under the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FINRA” means the Financial Industry Regulatory Authority.

“Governmental Authority” means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local, foreign or supranational.

“Indebtedness” of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables and accrued liabilities incurred in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

“Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total Indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such

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debts and liabilities become absolute and matured or (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature.

“Key Employees” means James Riedman, Gregory Slack and Robb Carter.

“Knowledge of the Company” means the knowledge of the executive officers of the Company after reasonable investigation or inquiry.

“Liens” means any security interests, liens, claims, pledges, mortgages, options, rights of first refusal, agreements, limitations on voting rights, charges, easements, servitudes, encumbrances and other restrictions of any nature whatsoever.

“The Investors Confidentiality Agreement” means the confidentiality letter agreement dated as of [insert] between the Investors and the Company.

“Miscellaneous Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by any Governmental Authority other than Regulatory Permits.

“Organizational Document” means, with respect to the Company or any Subsidiary, any certificate or articles of incorporation, memorandum of association, by-laws, partnership agreement, limited liability agreement, operating agreement, trust agreement or other agreement, instrument or document governing the affairs of the Company or such Subsidiary.

“Permitted Indebtedness” means (i) Indebtedness in existence on the date hereof, and listed on Schedule 3.15 or permitted to be excluded from Schedule 3.15 pursuant to Schedule 3.15, (ii) Contingent Obligations in existence on the date hereof and listed on Schedule 3.15 or permitted to be excluded from Schedule 3.15 pursuant to Schedule 3.15, and (iii) purchase money Indebtedness incurred in connection with the acquisition, repair, improvement or construction of any property, equipment or other asset of the Company or any of its Subsidiaries.

“Permitted Liens” means (i) any Liens existing on the date hereof and specifically disclosed in Schedule 3.15; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which the Company maintains adequate reserves; (iii) Liens to secure payment of workers’ compensation, employment insurance, old age pensions, social security or other like obligations incurred in the ordinary course of business; (iv) Liens incurred in connection with the extension, renewal or refinancing of indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall be limited to the property (together with any accessions thereto and proceeds thereof) encumbered by any such Lien and the amount of such Permitted Lien does not exceed the amount of the lien extended, renewed or refinanced; (v) carriers’, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business and securing obligations that are not due and payable or which are being contested in good faith for which adequate reserves have been established; (vi) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations; and (vii) easements, rights-of-way, restrictions and other similar

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encumbrances on the use of real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company and the Subsidiaries.

“Plan” means at any time an employee pension plan benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under the Code and either (i) is maintained, or contributed to, by any member of the ERISA group for employees of any member of the ERISA group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA group.

“Person” means any individual, Business Entity, unincorporated association or Governmental Authority.

“Regulatory Permits” means all licenses, permits, certificates, franchises, ordinances, registrations, qualifications, and other rights, privileges, applications or authorizations filed with, granted or issued by the Securities Exchange Commission, any state securities or blue sky regulatory authority in which the Company maintains offices, FINRA or any self-regulatory organization.

“Requirement of Law” means any judgment, order (whether temporary, preliminary or permanent), writ, injunction, decree, statute, rule, regulation, notice, law or ordinance and shall also include any rules, regulations and interpretations of any applicable self regulatory organizations including, without limitation, FINRA.

“Restricted Stock” means any shares of Common Stock issued (i) in the form of a Restricted Stock Award or (ii) upon the exercise of RSUs.

“Restricted Stock Award” means any award granted under an Employee Stock Incentive Plan consisting of a direct issuance of restricted stock.

“RSU” means a unit representing a right to purchase Restricted Stock that is subject to an RSU Award.

“RSU Award” means an award granted under an Employee Stock Incentive Plan in the form of RSUs.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all reports, schedules, forms, statements and other documents required to be filed by the Company since December 31, 2008 through and including May     , 2011, with the SEC pursuant to the reporting requirements of the Exchange Act, including all exhibits included or incorporated by reference therein and financial statements and schedules thereto and documents included or incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

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“Subsidiary” means any Business Entity of which the Company (either alone or through or together with one or more other Subsidiaries) (x) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Business Entity, (y) is a general partner, managing member, trustee or other Person performing similar functions or (z) has control (as defined in Rule 405 under the Securities Act).

“Tax Return” means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sale, bulk sales, use, real property, personal property, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, withholding, payroll, employment, excise severance, stamp, capital stock, occupation, property, environmental or windfall profits tax, premium, custom, duty or other tax or assessment), together with any interest, penalty, addition to tax or additional amount thereto, imposed by any Governmental Authority.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition of any Tax.

“Trading Market” means whichever of the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Capital Market or such other United States registered national securities exchange on which the Common Stock is listed for trading on the date in question, or if the Common Stock is not listed for trading on a registered national securities exchange, the OTC Bulletin Board or Pink Sheets, provided that at least two dealers registered with the Financial Industry Regulatory Authority (FINRA) provide quotes of the Common Stock through such quotation service.

“Transactions” means the sale and issuance of the Purchased Securities to the Investors, the execution and delivery of the Transaction Agreements and the consummation by the Company of the transactions contemplated therein.

“Transaction Agreements” means this Agreement, the Notes, the Company Disclosure Schedule, the Investors Agreement, the Voting Agreement, the Security Agreement, the IP Security Agreement, the Pledge Agreement and the Subordination Agreement.

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